Exhibit 99.2

MoneyGram International Announces Full Year 2007 Results
Files 2007 10-K Completes Comprehensive Recapitalization Agreement
MINNEAPOLIS, Mar 25, 2008 (BUSINESS WIRE) — MoneyGram International, Inc. (NYSE:MGI), today announced full year 2007 financial results and filed its 2007 Form 10-K. As previously announced, the Company successfully completed the transaction with an investment group (the “Investors”) led by Thomas H. Lee Partners, L.P. (THL) and Goldman, Sachs & Co. (Goldman Sachs), to provide for a comprehensive recapitalization of the Company.
The recapitalization included the purchase of $760 million of Series B and Series B-1 Preferred Stock, convertible into 79% of the common equity of the Company at an initial conversion price of $2.50 per share, by the Investors. The Company also received $500 million in debt financing from affiliates of Goldman Sachs and the Company obtained an additional $250 million in senior debt financing. Following completion of the transaction, the Company has $100 million of revolving credit available under its $350 million credit agreement.
Investors are urged to carefully read MoneyGram’s 2007 Form 10-K, which has been filed with the Securities and Exchange Commission and is posted on the Company’s website at www.moneygram.com, for a detailed description of the recapitalization and an analysis of Company’s 2007 financial performance. The limited information that follows in this press release is inadequate for making an informed investment judgment or for an evaluation of MoneyGram’s 2007 financial performance due to a number of significant items that have impacted the Company’s business.
The Company’s loss from continuing operations of ($1.07) billion, or loss per diluted share from continuing operations of ($12.94) compared to net income of $124 million, or $1.45 for the full year 2006. The fourth quarter 2007 loss from continuing operations was ($1.17) billion, or ($14.18) per diluted share, compared to net income of $26.4 million, or $0.31 per diluted share in the fourth quarter of 2006. Financial results from continuing operations include $1.2 billion of net securities losses resulting from the decline in the value of the Company’s investment portfolio.
Operating results from continuing operations for the fourth quarter and full year 2007 were affected by several significant items:
— During the fourth quarter of 2007 the Company recorded $1.2 billion of other-than-temporary impairments in its investment portfolio.
— Fee and other revenue increased 24 percent in the fourth quarter and 24 percent in the full year 2007, driven primarily by continued growth in money transfer transaction volume. Global Fund Transfer segment fee and other revenue grew 25 percent in the fourth quarter and 25 percent in 2007. Growth in money transfer fee and other revenue (including bill payment services) increased 28 percent over the prior year and continued to be in line with growth in money transfer transaction volume, which increased 27 percent during the year as a result of network expansion and targeted pricing initiatives.
— Expenses increased by 12 percent in the fourth quarter and 16 percent in full year 2007 driven primarily by increased transaction and operations support costs, increased headcount and increased infrastructure costs to support the growth of the money transfer business and increases in depreciation and amortization.
About MoneyGram International, Inc.
MoneyGram International, Inc. is a leading global payment services company. The company’s major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company with approximately 150,000 global money transfer agent locations in 180 countries and territories. For more information, visit the company’s website at www.moneygram.com.

Forward Looking Statements
The statements contained in this press release regarding MoneyGram International, Inc. that are not historical facts are forward-looking statements and are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances due to a number of factors, including, but not limited to: (a) our ability to satisfy our substantial dividend and debt service obligations, as well as covenant requirements in our new debt agreements; (b) our ability to obtain new material retail agent customer contracts and retain business from our existing significant agents and customers; (c) our ability to operate our Payment Systems segment profitably pursuant to our new official check strategy and portfolio realignment; (d) risks related to stockholder lawsuits and other litigation and governmental investigations of us or our agents which could result in material settlements, fines or penalties; (e) our ability to maintain existing or establish new banking relationships including our clearing bank relationships; (f) our ability to continue to compete effectively; (g) our ability to retain and attract key employees; (h) our ability to maintain sufficient capital and assets in order to pursue our growth strategy and fund key strategic initiatives, such as product development and acquisitions; (i) our ability to successfully and timely implement new or enhanced technology and infrastructure, delivery, methods and product and service offerings and to successfully scale our technology to match our growth; (j) our ability to manage credit and fraud risks risk related to our agents and third parties; (k) our ability to secure or enforce intellectual property protection and successfully defend against an intellectual property infringement action; (l) our ability and that of our agents to comply with the laws and regulations in the U.S. and abroad; (m) conducting money transfers in regions that are politically volatile and/or in a limited number of cases, subject to certain OFAC restrictions; (n) our ability to manage security risks related to our electronic processing and transmission of confidential customer information; (o) our ability to process and settle transactions accurately and efficiently without interruption of our network; (p) our ability to manage reputational damage to our brand due to the events leading to the recapitalization; (q) ability to manage risks related to opening of new retail locations and acquisition of businesses; (r) material slowdown or complete disruption in international migration patterns; (s) ability to maintain effective internal controls; (t) our significant recapitalization expenses and related expenses; (u) other factors more fully discussed in our filings with the Securities and Exchange Commission.
Actual results may differ materially from historical and anticipated results. These forward-looking statements speak only as of the date on which such statements are made, and MoneyGram undertakes no obligation to update such statements to reflect events or circumstances arising after such date.
SOURCE: MoneyGram International, Inc.
For MoneyGram International, Inc. Investor Relations:
Don Duffy, 203-682-8215
ir@moneygram.com